Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS
    ZEELAND, MI -- (GLOBE NEWSWIRE - July 24, 2026) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics, today reported financial results for the three and six months ended June 30, 2026.
Second Quarter 2026 Highlights
•Net sales of $651.3 million
•Gross margin of 37.0%, an increase of 280 basis points from second quarter 2025 and 320 basis points from first quarter 2026.
•Income from operations (GAAP) $141.3 million; adjusted income from operations (non-GAAP) $141.7 million
•Net income attributable to Gentex (GAAP) $114.7 million; adjusted net income (non‑GAAP) $122.9 million
•Earnings per diluted share attributable to Gentex (GAAP) $0.54; adjusted earnings per diluted share (non‑GAAP) $0.58
•Share repurchases: 2.7 million shares repurchased during the quarter for a total of $66.0 million

Financial Summary
For the second quarter of 2026, the Company reported net sales of $651.3 million, a 1% decrease compared to net sales of $657.9 million in the second quarter of 2025. Automotive revenue declined approximately 3% quarter over quarter, reflecting lower revenue in Europe, Japan/Korea, and China, which was mostly offset by strength in North America. In addition, revenue from the Company's Other Products category provided meaningful growth, led by a 16% quarter over quarter increase in Premium Audio revenue to $51.7 million, while Aerospace, Biometrics, Fire Protection, and Automotive Aftermarket revenue collectively increased by approximately 12% quarter over quarter.
"Our second quarter results demonstrate the importance of our strategy to grow through technology, product mix, and diversification," said Steve Downing, President and CEO. "While total mirror unit shipments and revenues came in approximately 3% and 5% below our beginning-of-quarter forecast, respectively, our results benefited from strong North American performance, higher content per vehicle in Europe, and continued growth from our non-automotive product lines. In Europe, new DMS and ICMS launches continued to gain traction during the quarter, helping limit the impact of a 26% quarter over quarter decline in international interior mirror unit shipments. Since the beginning of the tariff wars, we have continued to be impacted by pressure in China, where revenue declined approximately 20% quarter over quarter. Outside of automotive, Premium Audio revenue increased approximately 16% quarter over quarter, while our Other Products category collectively grew approximately 12% in the same period. In total, non-automotive revenue was approximately 14% of the Company's total revenue for the quarter. These results reinforce the benefits of our diversification strategy and our confidence in the long-term opportunities to expand both our technology portfolio and revenue base, inside automotive and in other markets."
For the second quarter of 2026, the Company's gross margin was 37.0%, compared to a gross margin of 34.2% for the second quarter of 2025, representing a 280 basis-point increase over the second quarter of last year. When compared with the second quarter of 2025, the Company's gross margin was favorably impacted by approximately $18 million of IEEPA tariff reimbursements received during the quarter that reduced cost of goods sold and favorable product mix, which were partially offset by commodity cost increases and the reduction in overall sales levels, compared to the second quarter of last year. “We delivered very strong gross margin performance during the second quarter, on both a quarter over quarter and sequential basis,” commented Downing. “Of the approximately $38 million of IEEPA tariff reimbursements received during the quarter, approximately $18 million reduced cost of goods sold and favorably impacted gross margin. Beyond that benefit, gross margin also improved sequentially by approximately 50 basis points from the first quarter of 2026, despite lower automotive revenue, ongoing non-IEEPA tariff costs, and significantly higher precious metals costs. The improvement was driven by favorable product mix, disciplined operational execution, and improved profitability within the Other Products categories.”
Consolidated operating expenses during the second quarter of 2026 were $99.7 million, compared to operating expenses of $106.8 million in the second quarter of 2025. The decrease was primarily due to prior year severance costs. On a non-GAAP basis, adjusted operating expenses were
$99.3 million in the second quarter of 2026, compared to $97.5 million in the second quarter of 2025. "The second quarter highlighted the strength of our teams and our ability to execute across a broad range of strategic growth initiatives," said Gentex COO and CTO Neil Boehm. "We continue to support a growing number of advanced technology launches, including FDM, DMS, ICMS, and dimmable devices, while maintaining a disciplined focus on cost management. As these technologies gain more traction, we believe the Company's investments in innovation, automation, and operational efficiency position us to support our future growth initiatives, while effectively managing operating expenses."
    Income from operations for the second quarter of 2026 was $141.3 million, up 19% compared to income from operations of $118.5 million for the second quarter of 2025. On a non-GAAP basis, Gentex adjusted income from operations was $141.7 million in the second quarter of 2026, compared to $130.3 million in the second quarter of 2025.
Total other loss was $4.5 million during the second quarter of 2026, compared to a loss of $3.0 million in the second quarter of 2025. The quarter over quarter increase was primarily driven by credit loss reserves related to certain loans receivable and impairment charges on equity and other technology investments, partially offset by higher investment income and gains on asset sales.
During the second quarter of 2026, the Company had an effective tax rate of 16.5%, compared to an effective tax rate of 17.2% during the second quarter of 2025.
Net income attributable to Gentex for the second quarter of 2026 was $114.7 million, up 19% compared to $96.0 million in the second quarter of 2025. Non-GAAP net income attributable to Gentex was $122.9 million in the second quarter of 2026, compared to $110.9 million in the second quarter of 2025.
Earnings per diluted share attributable to Gentex for the second quarter of 2026 were $0.54, compared to earnings per diluted share of $0.43 for the second quarter of 2025. On a non-GAAP basis, adjusted earnings per diluted share attributable to Gentex were $0.58 for the second quarter of 2026, compared to $0.50 for the second quarter of 2025. “While revenue during the quarter was below our forecast, our disciplined approach to managing the business delivered record second-quarter earnings per share of $0.54, an increase of 26% compared to the second quarter of 2025. Our strategy remains consistent: find new opportunities for growth despite the difficult market conditions, continue to expand and stabilize gross margins, tightly manage operating expenses, and deploy capital in a disciplined manner. We believe this approach will continue to drive earnings growth, strong cash generation, and long-term shareholder value, while we are also actively investing in the largest number of new products, technologies, and markets in the Company's history," said Downing.
Segment Revenue
Automotive
    Automotive net sales were $560.1 million in the second quarter of 2026, down from $578.1 million in the second quarter of 2025. The quarter over quarter decrease primarily reflects lower light vehicle production and reduced base auto-dimming mirror unit shipments. Despite these headwinds, favorable product mix, new technology launches, and continued content gains with customers were able to partially offset the decline.
Premium Audio
Net sales from the Premium Audio category were $51.7 million in the second quarter of 2026, compared to $44.5 million in the second quarter of 2025, an increase of approximately 16%. Growth was driven primarily by strong performance from the Powered Systems and Onkyo brands, supported by new product introductions and continued demand across premium audio categories.
Other Products
Net sales from the Other Products category, which includes aerospace products, fire protection devices, medical technologies, biometric solutions and automotive aftermarket products, were $39.4 million, which was a 12% increase compared to the second quarter of 2025. This growth was primarily driven by strong performance in aerospace products, as well as continued growth in biometric and accessory product revenues. These gains were partially offset by lower automotive aftermarket sales.
Share Repurchases
During the second quarter of 2026, the Company repurchased 2.7 million shares of its common stock at an average price of $24.48 per share, for a total of $66.0 million. Year-to-date, the Company has repurchased 5.9 million shares for a total of $137.6 million, at an average price of $23.13 per share. As of June 30, 2026, the Company has approximately 29.9 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s light vehicle production assumptions for the third quarter of 2026 and calendar years 2026 and 2027 are based on the mid-July 2026 Mobility Global outlook for North America, Europe, Japan/Korea, and China. Based on this outlook, global light vehicle production is expected to decline approximately 2% in the third quarter of 2026, compared to the same prior-year period and approximately 3% for the full year 2026, compared to 2025. While global light vehicle production is currently expected to be relatively flat in 2027, the Company expects continued weakness in the Company’s primary automotive markets of North America, Europe, and Japan/Korea with any forecasted growth coming from emerging markets. Forecasted vehicle production volumes for the third quarter of 2026 and calendar years 2026 and 2027 are shown below.

Light Vehicle Production ( Mobility Global mid-July light vehicle production forecast)
(in Millions)
Region	Q3 2026	Q3 2025	% Change	Calendar Year 2027	Calendar Year 2026	Calendar Year 2025	2027 vs 2026 % Change	2026 vs 2025 % Change
North America	3.87	3.97	(3)%	15.02	15.06	15.27	—%	(1)%
Europe	3.85	3.87	(1)%	16.88	16.90	17.05	—%	(1)%
Japan and Korea	2.92	2.93	—%	11.42	11.95	12.07	(4)%	(1)%
China	8.11	8.36	(3)%	31.93	31.58	33.10	1%	(5)%
Total Light Vehicle Production	18.75	19.13	(2)%	75.25	75.49	77.49	—%	(3)%

Based on actual results through the first six months of 2026, the updated Mobility Global light vehicle production forecast, and the Company’s expectations for its Automotive, Premium Audio, and Other Products category, the Company is updating certain elements of its full-year 2026 guidance as noted below. The updated guidance reflects the anticipated impact of all known tariffs effective as of July 24, 2026.
2026 Annual Guidance (as of July 24, 2026)

•Consolidated Revenue: $2.65 – $2.75 billion (no change)

•Gross Margin: 34.5% – 35.5% (previously 34% - 35%)

•Operating Expenses (excluding severance and impairments): $405 – $415 million (previously $410 - $420m)

•Tax Rate: 16% – 17% (previously 16% -18%)

•Capital Expenditures: $115 – $125 million (previously $125 - $140 million)

•Depreciation & Amortization: $100 – $110 million (no change)

2027 Revenue Guidance
Based on the mid-July 2026 Mobility Global light vehicle production forecast and the Company's expectations for Automotive, Premium Audio, and Other Products revenue, the Company continues to expect calendar-year 2027 revenue to range between $2.80 and $2.90 billion.

Closing Remarks
"As we entered 2026, we knew geopolitical challenges would continue to pressure our business in China, and we also expected ongoing headwinds within our base mirror business. As a result, we anticipated that revenue growth would be more subdued than what we've historically delivered. Despite those challenges, the execution of our team has been some of the best I have seen during my time leading this Company. Across the organization, we continue to launch, develop, invent, and commercialize new technologies at a pace unmatched in our history, while maintaining a relentless focus on profitability, operational efficiency, and capital discipline. Concurrently, we have worked hard together with the VOXX team to improve VOXX's financial performance and we are well on our way to achieve the profitability targets we established post-acquisition. Similar to the Gentex team, the VOXX and PAC teams have recently developed several new product categories and developed business relationships with attractive long-term growth potential, to become meaningful contributors to our overall profitability only fifteen months after acquisition. Together, we are proving to be formidable competitors in our relevant industries. Our continued focus on quality, operational excellence, gross margin expansion, operating expense management, and capital allocation have enabled us to deliver strong earnings performance despite a challenging environment. Looking ahead, we believe the Company is well positioned to have a solid second half of 2026 with growth continuing into 2027 and 2028. Many of the investments we have made over the last several years in new products and technologies, including dimmable visors and sunroofs, our fourth-generation FDM, DMS/ICMS, advanced manufacturing capabilities, and other market expansion opportunities, are expected to begin contributing more meaningfully to revenue growth. When combined with our continued focus on operational excellence and financial discipline, we believe these investments will drive future growth to create significant long-term shareholder value," concluded Downing.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates and uncertainties in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include tariffs and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by Mobility Global Light Vehicle Production Forecast of July 16, 2026 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, July 24, 2026. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BI04159734f80b4251b4b548ae7f443098. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/wmvxyyhw. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
North American Interior Mirrors	2,349	2,221	6%	4,621	4,470	3%
North American Exterior Mirrors	1,627	1,524	7%	3,028	2,895	5%
Total North American Mirror Units	3,976	3,746	6%	7,649	7,365	4%

International Interior Mirrors	3,928	5,313	(26)%	8,438	10,453	(19)%
International Exterior Mirrors	2,511	2,517	—%	5,182	5,300	(2)%
Total International Mirror Units	6,439	7,830	(18)%	13,620	15,753	(14)%

Total Interior Mirrors	6,277	7,534	(17)%	13,059	14,923	(12)%
Total Exterior Mirrors	4,138	4,041	2%	8,210	8,194	—%
Total Auto-Dimming Mirror Units	10,416	11,575	(10)%	21,269	23,118	(8)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales	651,299,705	657,858,210	1,326,742,831	1,234,631,300

Cost of Goods Sold	410,301,978	432,567,307	857,118,190	817,606,810
Gross Profit	240,997,727	225,290,903	469,624,641	417,024,490

Engineering, Research & Development	49,259,001	51,471,277	100,911,620	97,395,641
Selling, General & Administrative	50,037,461	48,515,355	99,829,295	78,448,360
Impairment Charges	—	—	2,800,000	—
Severance Expense	362,871	6,784,136	1,085,413	9,673,248
Operating Expenses	99,659,333	106,770,768	204,626,328	185,517,249

Income from Operations	141,338,394	118,520,135	264,998,313	231,507,241

Other Income/(Loss)	(4,509,704)	(3,049,996)	(10,122,061)	(2,409,520)
Income (Loss) Before Income Taxes	136,828,690	115,470,139	254,876,252	229,097,721

Income Tax Provision	22,644,919	19,819,689	42,271,422	38,573,226

Net Income (Loss)	114,183,771	95,650,450	212,604,830	190,524,495
Less: Net Income (Loss) attributable to non-controlling interest	505,646	(389,134)	539,730	(389,134)
Net Income (Loss) Attributable to Gentex Corporation	$114,689,417	$96,039,584	$213,144,560	$190,913,629

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.54	$0.43	$0.99	$0.85
Diluted	$0.54	$0.43	$0.99	$0.85

Cash Dividends Declared per Share	$0.12	$0.12	$0.24	$0.24

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$233,444,229	$145,645,715
Short-Term Investments	9,366,704	5,386,566
Accounts Receivable, net	386,338,964	368,517,569
Inventories, net	518,950,411	516,253,617
Other Current Assets	101,183,924	92,631,001
Total Current Assets	1,249,284,232	1,128,434,468

Plant and Equipment - Net	780,173,903	790,935,378

Goodwill	360,849,822	357,211,919
Long-Term Investments	238,487,553	272,975,939
Intangible Assets, net	184,618,279	189,341,387
Deferred Tax Asset	112,638,362	108,338,592
Patents and Other Assets, net	91,729,143	81,355,151
Total Other Assets	988,323,159	1,009,222,988

Total Assets	$3,017,781,294	$2,928,592,834

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$423,470,023	$387,542,969
Other Non-current Liabilities	52,468,099	49,209,006
Deferred Income Taxes	909,631	908,922
Redeemable Non-controlling Interest	2,832,783	3,102,213
Shareholders' Investment	2,538,100,758	2,487,829,724
Total Liabilities & Shareholders' Investment	$3,017,781,294	$2,928,592,834

Note: The condensed consolidated balance sheet at December 31, 2025 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release, the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their closest GAAP financial measure in the following schedules. Use of the term "adjusted" or "excluding" in connection with a financial measure identifies and reflects a non-GAAP financial measure.

Beginning in the first quarter of 2026, the Company revised its non-GAAP presentation to include Adjusted Other (Loss) Income. As a result, prior-period non-GAAP measures presented herein have been revised to conform to the current presentation. Management believes the revised presentation enhances period-over-period comparability and provides investors with a more consistent view of the Company's performance. These revisions affect only the presentation of non-GAAP financial measures and do not affect the Company's previously reported GAAP results.

Non-GAAP Financial Measures: The Company has presented Adjusted Operating Expenses, Adjusted Income from Operations, and Adjusted Other (Loss) Income as supplemental measures of the Company's performance. Current quarter Adjusted Operating Expenses, Adjusted Income from Operations, and Adjusted Other (Loss) Income exclude impairment charges, acquisition related costs, and severance costs set forth in the table below.

Exhibit 99.1

	(Unaudited)
	Three Months Ended June 30,
	Consolidated 2026	Consolidated 2025

Gross Profit - GAAP	$240,997,727	$225,290,903
Inventory Purchase Price Step-up Adjustment Pursuant to ASC 805	—	2,498,442
Adjusted Gross Profit - (Non-GAAP)	$240,997,727	$227,789,345

Gross Margin - GAAP	37.0%	34.2%
Adjusted Gross Margin - (Non-GAAP)	37.0%	34.6%

Operating Expenses - GAAP	$99,659,333	$106,770,768
Less:
Acquisition Related Costs	—	2,473,051
Severance Costs	362,871	6,784,136
Adjusted Operating Expenses - (Non-GAAP)	$99,296,462	$97,513,581

Income from Operations - GAAP	$141,338,394	$118,520,135
Less:
Inventory Purchase Price Step-up Adjustment Pursuant to ASC 805	—	2,498,442
Acquisition Related Costs	—	2,473,051
Severance Costs	362,871	6,784,136
Adjusted Income from Operations - (Non-GAAP)	$141,701,265	$130,275,764

Other (Loss) Income - GAAP	$(4,509,704)	$(3,049,996)
Less:
Impairment Charge - Technology Investment	(9,423,773)	(6,182,000)
Adjusted Other (Loss) Income - (Non-GAAP)	$4,914,069	$3,132,004

Exhibit 99.1
Adjusted Net Income and Adjusted Earnings per Share: Adjusted Net Income and Adjusted Earnings per Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net Income adjusted for impairment charges, acquisition related costs, and severance costs during the second quarter of 2026 and second quarter of 2025. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

	(Unaudited)
	Three Months Ended June 30,
	2026 Consolidated	2025 Consolidated

Net Income Attributable to Gentex Corporation - GAAP	$114,689,417	$96,039,584
Inventory purchase price step-up adjustments pursuance to ASC 805, net of tax	—	2,068,710
Acquisition Related Costs, net of tax	—	2,047,686
Severance Costs, net of tax	302,816	5,617,265
Impairment Charges - Technology Investment, net of tax	7,864,154	5,118,696
Net Income (Loss) Attributable to Gentex Corporation - (Non-GAAP)	$122,856,387	$110,891,941

Adjusted Earnings Per Share:
Basic	$0.58	$0.50
Diluted	$0.58	$0.50

The Company believes that the presentation of these non-GAAP financial measures provides insight into the Company's core performance and trends with respect to the same. Management of the Company similarly uses such non-GAAP financial measures in assessing the business internally.